UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2019

Trimble Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, CA 94085
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On November 18, 2019, Trimble Inc. (“Trimble” or the “Company”) issued a press release announcing David G. Barnes, age 58, will become its new Chief Financial Officer effective January 4, 2019.

Since 2009, David Barnes has held several senior executive leadership roles with MWH Global Inc., a global provider of engineering and construction services, and following MWH Global’s acquisition in 2016, with Stantec Inc., an international professional services company. Mr. Barnes joined MWH Global in January 2009 and served as Executive Vice President, Chief Financial Officer and a member of the Board of Directors until the acquisition of the company by Stantec in May 2016. From May 2016 until July 2017, Mr. Barnes served as Senior Vice President, Financial Services and oversaw the integration of MWH Global into Stantec. From September 2017 until January 2019, Mr. Barnes was Executive Vice President, Global Operations of Stantec, where he oversaw the regional operations of Stantec’s professional service businesses outside North America. From January through October of 2019, Mr. Barnes served as a consultant to Stantec. Prior to MWH Global, Mr. Barnes held financial leadership positions at Western Union, Coors, and YUM Brands. Mr. Barnes began his career as a strategy consultant at Bain & Company. Mr. Barnes received a BS in Applied Mathematics from Yale University and his MBA from the University of Chicago. Mr. Barnes has served as a board member and chair of the Audit Committee of CSG Systems International, a provider of software and services to the telecommunications industry, since February 2014.

The selection of Mr. Barnes to serve as Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Barnes and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Barnes reportable under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Barnes will receive an annual base salary of approximately $500,000 and will be eligible to participate in Trimble’s Management Incentive Plan with an annual target bonus at 80% of base salary. It will be recommended to the compensation committee (the “Compensation Committee”) of the board of directors of the Company that Mr. Barnes be granted $800,000 in restricted stock units on December 2, 2019, 100% of which will vest on the third anniversary of the grant date. In addition, it will also be recommended to the Compensation Committee that Mr. Barnes be granted $400,000 of options to purchase shares of common stock of the Company as of December 2, 2019, calculated using Trimble’s normal stock option valuation methodology. These options will vest over five years, with 40% vesting on the second anniversary of the grant date and the remaining 60% vesting equally on a monthly basis thereafter

Mr. Barnes will be eligible to participate in the Company’s medical, dental, life, short and long-term disability insurance and 401k plans and the Company’s Discretionary Vacation Time Policy. Mr. Barnes has also entered into the Company’s Executive Severance Agreement and the Company’s Change in Control Severance Agreement.

Under the Executive Severance Agreement, if Mr. Barnes is terminated, he will receive:

•	100% of his base salary and target bonus amount,

•	a prorated bonus for the then-current year,

•	fourteen months of continued health coverage,

•	his outstanding options and restricted stock units will vest pro rata based on the date of termination, and

•	his performance stock units will vest on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting condition.

If, however, Mr. Barnes is terminated within twelve months following a change in control, under the Change of Control Severance Agreement, Mr. Barnes will instead receive:

•	150% of his base salary and target bonus amount,

•	a prorated bonus for the then-current year,

•	fourteen months of continued health coverage, and

•	all of his outstanding options and restricted stock units will accelerate and become vested and exercisable.

The Executive Severance Agreement and the Change in Control Severance Agreement entered into by Mr. Barnes are materially consistent with the Form of Executive Severance Agreement between the Company and certain Company officers and the Form of Change in Control Severance Agreement between the Company and certain Company officers filed, respectively, as Exhibits 10.2 and 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2017.

As it does with all directors and executive officers, the Company will enter into its standard form indemnification agreement with Mr. Barnes, the form of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 15, 2017.

The full text of the offer letter detailing the terms of Mr. Barnes’s employment arrangement is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter to David Barnes, dated November 8, 2019.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Dated: November 18, 2019	By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President and General Counsel